EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Grupo TMM, S.A.B. and subsidiaries of our report dated May 25, 2022, with respect to the consolidated financial statements of Grupo TMM, S.A.B. and subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ SALLES, SAINZ - GRANT THORNTON, S.C.
Mexico City, Mexico
May 25, 2022